BlackBerry Insider Trading Policy BlackBerry Company-wide Guideline Page 1 of 8 Updated: April 1, 2025 Owner: Corporate Disclosure Committee Approved by: Board of Directors Introduction BlackBerry Limited and its subsidiaries ("BlackBerry") encourage all employees to become shareholders of BlackBerry on a long-term investment basis. However, in order to avoid potential insider trading violations, BlackBerry has established this Insider Trading Policy to apply to all of the following individuals (“Insiders”): • members of BlackBerry's Board of Directors; • officers and employees of BlackBerry; and • consultants, contractors and co-op, summer and intern students of BlackBerry who from time to time may become aware of material non-public information regarding BlackBerry. All Insiders are required to read and acknowledge their receipt and understanding of this Insider Trading Policy and to comply fully with all of its terms. BlackBerry’s Corporate Disclosure Committee (the “CDC”) will designate one or more individuals from time to time as “Insider Trading Policy Administrators” for the purpose of administering this Policy. Please see Schedule A for the current list of Insider Trading Policy Administrators as of the date of this Insider Trading Policy. Offenses (Insider Trading, Recommending and Tipping) It is always improper, and in most cases illegal, for Insiders to buy or sell BlackBerry's securities, or to recommend or encourage others to do so (“recommending”), while in possession of material information that is not generally available to the public, or to inform others of such information (“tipping”), other than in the necessary course of business. Insider trading, recommending and tipping are prohibited by this Insider Trading Policy. Insiders are specifically reminded that they shall not provide material non-public information to family members, including a spouse, children and others who live in their households as well as partnerships, trusts and corporations over which the Insider has control, ownership or is a beneficiary. Insiders shall also not provide material non- public information to fellow employees or other Insiders who do not have a need to know such information. Violation of insider trading laws can result in criminal as well as civil penalties and will be considered cause for the summary dismissal of employees and the termination of contractual arrangements with parties doing business with BlackBerry. Confidentiality It is the duty of each Insider to maintain the confidentiality of all material non-public information that such person receives or becomes aware of in connection with BlackBerry's business until after the information has been disclosed to the public in accordance with BlackBerry's continuous disclosure practices and applicable securities laws. Material information includes any information relating to BlackBerry's business and affairs that results, or would reasonably be expected to result, in a significant change in the market price or value of any of BlackBerry's securities or any information a reasonable investor would consider important in making an investment decision. Examples of potentially material information are set out in Schedule B. Material information is not to be considered generally known to the public until the second trading day after such information is released to the public by BlackBerry. In order to prevent the misuse or inadvertent disclosure of potentially material, non-public information, Insiders should take appropriate precautions to maintain the confidentiality of such information, including the following: • documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who "need to know" that information in the necessary course of business;

BlackBerry Insider Trading Policy

- confidential matters should not be discussed in places where the discussion may be overheard by unauthorized persons, such as elevators, hallways, restaurants, airplanes or taxis;
- confidential documents should not be read or displayed in public places and should not be discarded where others can retrieve them;
- Insiders must ensure that they maintain the confidentiality of information in their possession outside the office as well as inside the office;
- transmission of documents by electronic means, such as by email or fax, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions;
- posting information about BlackBerry on an internet chat room, bulletin board or other message site, or actively participating in such communications about BlackBerry in contravention of BlackBerry's policies on using social media, is prohibited;
- unnecessary copying of confidential documents should be avoided, and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded; extra copies of confidential documents should be destroyed;
- documents that contain confidential information should bear a legend or other appropriate marking to advise readers of the confidential nature of the information contained therein;
- Insiders must comply with the Company Acquisition Policy or similar "in-the-know" restrictions and procedures when they are invoked for a potential acquisition of a public company by BlackBerry or otherwise; and
- access to confidential electronic data should be restricted through the use of passwords.

The foregoing examples are not exhaustive. An Insider who has a question about maintaining the confidentiality of material, non-public information should contact an Insider Trading Policy Administrator.

No Trading on Inside Information

An Insider may not buy or sell BlackBerry's securities while in possession of material information concerning BlackBerry that is not generally known to the public. In addition, an Insider may not buy or sell securities of another public company while in possession of material non-public information regarding that company, if such knowledge was gained in the course of the Insider's work at, or affiliation with, BlackBerry. As noted above, material information is not to be considered generally known to the public until the second trading day after such information is released to the public. Accordingly, Insiders should not engage in any purchases or sales of such securities (including securities purchased prior to the Insider's employment or affiliation with BlackBerry) until the second trading day after material information has been released to the public. This prohibition does <u>not</u> include the exercise of stock options granted under BlackBerry's equity incentive plan or prior stock option plan; however, the prohibition <u>does</u> cover the common shares issued upon exercise of such options. A same-day "cashless exercise" of stock options (simultaneous purchase of common shares under option and sale of the common shares so acquired, without payment of the exercise price) through a broker <u>is</u> considered a sale of common shares for this purpose. In addition, certain actions taken by Insiders in connection with equity monetization or similar transactions may be considered a sale of common shares for this purpose. This prohibition also does <u>not</u> include the sale of common shares under an automatic securities disposition plan adopted by the Insider and pre-cleared by BlackBerry's Board of Directors in accordance with the procedures set forth below under "Automatic Securities Disposition Plans".

BlackBerry	Company-wide Guideline		Page 2 of 8
	Updated: April 1, 2025	Owner: Corporate Disclosure Committee	Approved by: Board of Directors

BlackBerry Insider Trading Policy BlackBerry Company-wide Guideline Page 3 of 8 Updated: April 1, 2025 Owner: Corporate Disclosure Committee Approved by: Board of Directors Trading Blackouts BlackBerry imposes a regular trading blackout period which applies to, among others, BlackBerry’s Board of Directors and BlackBerry’s officers who are required to report their securities transactions under applicable securities legislation (“Reporting Insiders”), members of the CDC, and other Insiders determined by the CDC, together with any of their executive assistants (collectively, “Restricted Insiders”). During a regular or special trading blackout, a Restricted Insider may not buy or sell BlackBerry's securities (or the securities of another public company, as applicable) and may not modify their enrollment in or withdraw from the Employee Stock Purchase Plan. The regular trading blackout period begins two weeks prior to the end of a fiscal quarter or fiscal year and ends at 9:00 am EST on the second trading day after the public release of quarter or year-end results. An Insider Trading Policy Administrator will notify by email all persons who are Restricted Insiders under this Insider Trading Policy of such status. Special trading blackouts relating to the securities of BlackBerry or another public company may also be imposed by the CDC or the Board of Directors as a result of special circumstances relating to BlackBerry or the other public company. A special trading blackout may apply to all Insiders or certain Insiders (e.g., Restricted Insiders or persons at BlackBerry who are privy to material, non-public information about a specific matter). An Insider Trading Policy Administrator will notify affected Insiders if a special trading blackout has been imposed and its duration, if known. Affected Insiders will also be notified by email when the trading blackout is lifted. The prohibition on trading by a Restricted Insider during a regular or special trading blackout does not include the sale of common shares under an automatic securities disposition plan adopted by the Insider and pre-cleared by BlackBerry's Board of Directors under the procedures set forth below under "Automatic Securities Disposition Plans". The CDC may also impose other, less formal restrictions on trading pursuant to its Company Acquisition Policy or otherwise. Pre-Clearance Requirement When a trading blackout is not in effect, and in order to avoid any appearance of impropriety, all Restricted Insiders are required to clear, in advance, any trading of BlackBerry's securities in accordance with the instructions contained in the email advising Restricted Insiders that a quarterly regular or special trading blackout has been lifted. This requirement is necessary to confirm that such Restricted Insiders are not in possession of material non-public information (favourable or unfavourable) concerning BlackBerry that has not been publicly disclosed. The CDC may also impose a special pre-clearance requirement on other Insiders from time to time as a result of special circumstances relating to BlackBerry. This special pre-clearance requirement may apply to all Insiders or certain Insiders (e.g., Restricted Insiders or persons at BlackBerry who are aware of material, non-public information about a specific matter). An Insider Trading Policy Administrator will notify affected Insiders of the imposition of a special pre-clearance requirement and its duration, if known. Affected Insiders will also be notified by email when the pre-clearance requirement is lifted, if the duration was not stated at the outset. All Restricted Insiders, even those who believe they are unaware of any material non-public information, must comply with the pre- clearance requirement. Unless otherwise stated, clearance is effective only on the day on which the Restricted Insider is informed by the Insider Trading Policy Administrator that a trade may be effected, and the next trading day thereafter. An Insider Trading Policy Administrator must obtain the approval of the Chief Financial Officer or the Chief Legal Officer prior to pre-clearing a trade by a Reporting Insider or member of the CDC, provided that no person may pre-clear his or her own trade. As noted below, under "Automatic Securities Disposition Plans", additional pre-clearance requirements apply in connection with the adoption by an Insider of an automatic securities disposition plan, but once such a plan is established, trades under the plan do not require further pre-clearance.

BlackBerry Insider Trading Policy BlackBerry Company-wide Guideline Page 4 of 8 Updated: April 1, 2025 Owner: Corporate Disclosure Committee Approved by: Board of Directors No Speculating Investing in BlackBerry's securities provides an opportunity to share in BlackBerry's future growth. Investment in BlackBerry and sharing in its growth, however, does not mean short-range speculation based on fluctuations in the market price of BlackBerry's securities. Such activities may put the personal gain of the Insider in conflict with the interests of BlackBerry and its security holders. Subject to the following paragraph, any sale by Insiders of BlackBerry securities that have not been held for investment for a period of at least 90 days is speculative and is not permitted. Notwithstanding the previous paragraph, an Insider may sell BlackBerry securities after holding them for less than 90 days if such securities were acquired by the Insider pursuant to: (i) BlackBerry’s Employee Stock Purchase Plan, (ii) the vesting of restricted share units or (iii) the exercise of stock options (including a “cashless exercise” of stock options), subject to the other restrictions discussed in this Insider Trading Policy. In addition, Insiders may not sell BlackBerry’s securities “short”, buy BlackBerry securities on margin, or trade in options, warrants, puts and calls or similar derivative instruments on BlackBerry's securities. No Reporting Insider may, directly or indirectly, engage in any kind of hedging or equity monetization strategy that could reduce or limit the Reporting Insider’s economic risk with respect to his or her holdings, ownership or interest in or to BlackBerry securities, including without limitation outstanding equity awards. Hedging transactions include trades in derivative securities that are designed to hedge or offset a decrease in market value of BlackBerry securities. Exceptions The Chair of BlackBerry's Audit and Risk Management Committee may, at his or her discretion, waive the requirements or the prohibitions contained in the preceding paragraphs of this Insider Trading Policy in exceptional and limited circumstances, provided that the Insider seeking the waiver does not possess any material non-public information and that making such an exception would not violate any applicable securities laws. Automatic Securities Disposition Plans BlackBerry's Board of Directors has approved the adoption by Restricted Insiders of automatic securities disposition plans and Rule 10b5-1 plans (collectively, "ASDPs") in accordance with this Insider Trading Policy. An ASDP allows an Insider to arrange for the disposition of common shares of BlackBerry in accordance with pre-arranged instructions even if the Insider is then aware of or in possession of material, non-public information or a trading blackout is in effect. To establish an ASDP, pre-clearance must be obtained by the Insider from: (i) BlackBerry’s Compensation, Nomination and Governance Committee, if the Insider is the Chief Executive Officer of BlackBerry, (ii) the Chief Executive Officer, if the Insider is any other officer of BlackBerry, or (iii) the Chief Legal Officer, if the Insider is any non-officer employee of BlackBerry (in each case, the “Authorized Approver”). To seek pre-clearance, the Insider must provide a draft of the ASDP to the applicable Authorized Approver, and pre-clearance may only be granted when the Insider is not subject to a trading blackout. The ASDP must comply with all applicable Canadian and U.S. securities laws, including the Canadian Securities Administrators Staff Notice 55-317 and Rule 10b5-1(c) under the United States Securities Exchange Act of 1934 ("Rule 10b5-1(c)"). The Insider must also certify that he or she (i) is not then in possession of material non-public information, and (ii) is entering into the ASDP in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c), Section 76 of the Securities Act (Ontario) or other applicable securities laws. To be eligible for pre-clearance, an ASDP must:

BlackBerry Insider Trading Policy BlackBerry Company-wide Guideline Page 5 of 8 Updated: April 1, 2025 Owner: Corporate Disclosure Committee Approved by: Board of Directors • clearly establish pre-authorized trading parameters, such as the amount, pricing and timing of transactions (or an algorithm for determining these matters) pursuant to which trades will be made automatically; • not permit dispositions during the first 30 days after pre-clearance is granted; and • have a duration of at least 12 months. Once an ASDP has been pre-cleared, no further pre-clearance of transactions conducted pursuant the ASDP will be required. All transactions under an ASDP must be implemented by a broker acceptable to the applicable Authorized Approver. The Insider shall not exercise any subsequent influence with respect to the ASDP’s operation, except pursuant to a modification or termination as discussed further below. Any modification or voluntary termination of an ASPD must be pre-cleared by the applicable Authorized Approver and such pre-clearance may only be granted when the Insider is not subject a trading blackout. To seek pre-clearance, the Insider must certify that he or she (i) is not then in possession of material non-public information, and (ii) is modifying or terminating the ASDP in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c), Section 76 of the Securities Act (Ontario) or other applicable securities laws. Any modification or voluntary termination will not be effective until 30 days after pre-clearance is granted. An Insider may not trigger a modification or voluntary termination more than once in any 12-month period and may not have more than one active ASDP at any time. In connection with any proposed adoption, modification or termination of an ASDP by a Reporting Insider, the Authorized Approver will consult with the CDC where circumstances may warrant public disclosure (including a filing representing that the Reporting Insider was not in possession of material non-public information at the relevant time). Transactions by a Reporting Insider under an ASDP will be reportable and the related filings should note that the trade was made under an automatic trading plan. Reporting Insiders must also take applicable share ownership guidelines into consideration when establishing trading parameters for any ASDP. Insiders are responsible for complying with applicable securities laws and should consult with their own legal advisors before adopting, modifying or terminating an ASDP. Insider Reporting and Compliance with Resale Restrictions Under applicable securities laws, Reporting Insiders are required to report when they engage in certain transactions involving BlackBerry's securities whether such transactions are effected in Canada, the United States or elsewhere. In addition, Reporting Insiders who sell BlackBerry's securities in the United States through the New York Stock Exchange must comply with the volume, manner of sale and notice requirements of Rule 144 under the U.S. Securities Act of 1933. Persons who are considered "affiliates" of BlackBerry under U.S. securities laws by virtue of reasons other than being a director or officer (e.g., a Reporting Issuer who is also a significant shareholder) must comply with additional requirements under U.S. federal securities laws in connection with sales of BlackBerry securities, even if such sales are effected outside the United States, and should consult legal counsel in advance of such sales. Insiders who have questions about their reporting obligations or resale restrictions under applicable securities laws should seek guidance from an Insider Trading Policy Administrator. While BlackBerry may assist a Reporting Insider to file required reports and forms and to comply with applicable resale restrictions, the Reporting Insider has the ultimate responsibility for complying with applicable securities laws in connection with its sale of BlackBerry's securities. Pledges of Common Shares and Margin Loans

BlackBerry Insider Trading Policy BlackBerry Company-wide Guideline Page 6 of 8 Updated: April 1, 2025 Owner: Corporate Disclosure Committee Approved by: Board of Directors Sales of common shares that Insiders have pledged as security for a loan have no special exemption from insider trading laws or this Insider Trading Policy. Accordingly, Insiders should be extremely careful when utilizing a margin loan in a brokerage account or otherwise using BlackBerry securities as collateral for a loan. Under margin arrangements, a broker is entitled to sell securities that are deposited as collateral for loans if the value of the securities falls below the brokerage firm’s margin requirements. Even though an Insider does not initiate the sale or control its timing, because it is still a sale for the Insider’s benefit, the Insider may be subject to liability under insider trading laws if the sale is made at a time when the Insider is in possession of material, nonpublic information. Accordingly, such a sale must be made in compliance with the restrictions under this Insider Trading Policy, including trading blackouts and pre-clearance requirements. As a result, if an Insider uses BlackBerry securities to secure a margin loan to purchase securities of companies other than BlackBerry (Insiders may not buy BlackBerry’s securities on margin as noted above), the Insider could be forced to take actions (for instance, depositing additional money or selling other securities or assets) to satisfy margin requirements in order to avoid the broker selling BlackBerry securities at a time that would result in a violation of insider trading laws or this Insider Trading Policy. Similar cautions apply to a bank or other loan for which the Insider has pledged BlackBerry securities as collateral. No Reporting Insider may, directly or indirectly, hold BlackBerry securities in a margin account or pledge BlackBerry securities as collateral for a loan. Gifts Making a donation or gift of BlackBerry securities shall be considered trading for the purposes of the trading blackout and preclearance requirements applicable to Insiders herein. Caution The policies and procedures set forth herein with respect to the trading of securities by Insiders present only a general framework within which an Insider may purchase and sell BlackBerry's securities without violating insider trading laws. The Insider has the ultimate responsibility for complying with insider trading laws. The Insider should therefore view this Insider Trading Policy as the minimum criteria for compliance with insider trading laws. A good rule of thumb to follow at all times is: carefully avoid any trading or disclosure which might be, or appear to be, unfair to the public. If you have any questions about this Insider Trading Policy, you should seek guidance from an Insider Trading Policy Administrator.

BlackBerry Insider Trading Policy BlackBerry Company-wide Guideline Page 7 of 8 Updated: April 1, 2025 Owner: Corporate Disclosure Committee Approved by: Board of Directors Schedule A Insider Trading Policy Administrators as of April 1, 2025 • Phil Kurtz, Chief Legal Officer and Corporate Secretary

BlackBerry Insider Trading Policy BlackBerry Company-wide Guideline Page 8 of 8 Updated: April 1, 2025 Owner: Corporate Disclosure Committee Approved by: Board of Directors Schedule B Examples of Potentially Material Information • indicated changes in financial results upwards or downwards of more than recent average size or materially different than BlackBerry’s prior guidance; • proposed changes in capital structure including stock splits and stock dividends; • proposed or pending financings; • proposed changes in corporate structure including amalgamations and reorganizations; • proposed acquisitions of other companies, including take-over bids or mergers; • material changes or developments in products or contracts; and • significant litigation, litigation developments or potential claims. The foregoing examples are not exhaustive. An Insider who has a question about the materiality of information known to him or her should contact one of the Insider Trading Policy Administrators.